Filed Pursuant to Rule 424(b)(3)
Registration No. 333-156742

HINES GLOBAL REIT, INC.
SUPPLEMENT NO. 1 DATED AUGUST 28, 2009
TO THE PROSPECTUS DATED AUGUST 5, 2009

This prospectus supplement (“Supplement”) is part of and should be read in conjunction with the prospectus of Hines Global REIT, Inc., dated August 5, 2009 (the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

The purpose of this Supplement is to update disclosure in the sections of the Prospectus entitled “Suitability Standards” and “Plan of Distribution — The Subscription Process.”

A.  Suitability Standards

The following sentence updates and replaces the sentence regarding Tennessee on page i of the prospectus:

“Tennessee — In addition to our suitability requirements, a Tennessee investor’s maximum investment in us and our affiliates cannot exceed 10% of such Tennessee resident’s net worth. Further, the State of Tennessee requires that subscriptions from Tennessee residents may not be released from escrow until subscriptions for shares totaling at least $20,000,000 have been received from all sources.”

B.  Plan of Distribution — The Subscription Process

The following paragraph updates and replaces the fourth paragraph under the “Plan of Distribution — The Subscription Process” section on page 132 of the prospectus:

“To purchase shares pursuant to this offering, you must deliver a completed subscription agreement, in substantially the form that accompanies this prospectus, prior to the termination of this offering. Initially you should pay for your shares by check payable, or wire transfer, to UMB Bank, N.A., as escrow agent for Hines Global REIT, Inc.  If our Dealer Manager so designates after we have met the minimum offering requirements, unless you are a resident of the State of New York, Tennessee or Pennsylvania, you should pay directly to Hines Global REIT, Inc.  If you are a resident of New York, Tennessee or Pennsylvania, your check should continue to be made payable, or sent via wire transfer, to UMB Bank, N.A., as escrow agent for Hines Global REIT, Inc. until we have received aggregate gross proceeds from this offering of at least $2,500,000, $20,000,000 and $100,000,000 respectively, after which time payments may be made directly to Hines Global REIT, Inc.  Following the termination of the escrow arrangements with respect to residents in your state, you may make your subscription payment by check payable to Hines Global REIT, Inc., or by wire transfer.”